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Exhibit 4.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

        SECOND AMENDMENT, dated as of November 21, 2002 (the "Amendment"), to the Rights Agreement, dated as of December 11, 1995 and amended on October 19, 2001 (as amended, the "Rights Agreement"), between Synaptic Pharmaceutical Corporation, a Delaware corporation (the "Company"), and Mellon Investor Services LLC (formerly known as Chemical Mellon Shareholder Services), as rights agent (the "Rights Agent").

W I T N E S S E T H:

        WHEREAS, the Company is entering into an Agreement and Plan of Merger dated November 21, 2002 (as the same may be amended from time to time, the "Merger Agreement") among the Company, Viking Sub Corporation, a Delaware corporation ("Sub"), and H. Lundbeck A/S, a Danish corporation and the parent of the Sub (the "Parent"), pursuant to which, among other things, the Company will merge (the "Merger") with the Sub and become a wholly-owned subsidiary of Parent, and the outstanding capital stock of the Company will be converted into the right to receive cash;

        WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

        WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to a Distribution Date (as defined therein), the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in any respect without approval of any holders of certificates representing shares of Common Stock, whether or not such supplement or amendment is adverse to any holders of rights under the Rights Agreement; and

        WHEREAS, the parties desire to amend the Rights Agreement in connection with the execution and delivery of the Merger Agreement and a Stockholder Agreement, dated as of November 21, 2002, between the Parent and the stockholder listed therein (the "Stockholder Agreement") and the consummation of the transactions contemplated thereby; and

        WHEREAS, the Board of Directors of the Company has determined that this Amendment is in the best interests of Rights holders;

        NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the Company and the Rights Agent agree as follows:

          1.    Notwithstanding anything to the contrary contained in this Agreement, no Person shall be, deemed to be or become an Acquiring Person, and no Distribution Date, Stock Acquisition Date or Triggering Event shall be deemed to have occurred by reason of (A) the execution and delivery of (i) the Merger Agreement, or (ii) the Stockholder Agreement, or (B) the consummation of the transactions contemplated thereby.

          2.    This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one of the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The term "or" is not exclusive.

          3.    The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. The foregoing amendments shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

SYNAPTIC PHARMACEUTICAL CORPORATION
By:	/s/ ERROL B. DE SOUZA Name: Errol B. De Souza Title: President and CEO
MELLON INVESTOR SERVICES LLC, AS RIGHTS AGENT
By:	/s/ JOHN W. COMER Name: John W. Comer Title: Vice President

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  Exhibit 4.1
SECOND AMENDMENT TO RIGHTS AGREEMENT